Exhibit 99.1

Inuvo, Inc. Announces Extension of Plan of Compliance Period by NYSE MKT

CONWAY, Ark.-- Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices, today announced that on September 3, 2013, the NYSE MKT notified the Company that it had been granted an extension until April 24, 2014 to regain compliance with the NYSE MKT continued listing standards.  The Company had previously presented its plan of compliance to the NYSE MKT on December 31, 2012 in response to a notice, dated November 30, 2012 that the Company was below certain of the NYSE MKT continued listing standards, as set forth in Section 1003(a)(iii) of the NYSE MKT Company Guide, due to stockholders' equity of less than $6,000,000 and net losses in its five most recent fiscal years. On February 15, 2013 the NYSE MKT notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until December 2, 2013, to regain compliance with the NYSE MKT continued listing standards. This date has now been extended to April 24, 2014.  The Company will be subject to periodic review by NYSE MKT staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE MKT: INUV) is an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 and most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.